Exhibit 99.1
News Release

FOR IMMEDIATE RELEASE
MAY 18, 2011

CHESAPEAKE ENERGY CORPORATION SELECTED TO RECEIVE OIL AND GAS
INVESTOR EXCELLENCE AWARD FOR THE 2010 M&A DEAL OF THE YEAR

OKLAHOMA CITY, OKLAHOMA, MAY 18, 2011 – Chesapeake Energy Corporation (NYSE:CHK) today announced it has been selected to receive the Oil and Gas Investor Excellence Award for the 2010 M&A Deal of the Year for its $2.2 billion joint venture transaction with CNOOC Limited (NYSE:CEO; SEHK:0883) in the Eagle Ford Shale in South Texas.  The 7th annual Excellence Awards will be made by Oil and Gas Investor magazine at Hart Energy’s annual Energy Capital Conference in Houston on June 2, 2011.  Chesapeake also previously received the award for M&A Deal of the Year in 2005 for the acquisition of Columbia Natural Resources.

Leslie Haines, Oil and Gas Investor Editor-in-Chief commented, “This year’s Deal of the Year Award recognizes a groundbreaking transaction between a premier U.S. oil and gas producer and a Chinese multinational company to develop a world-class asset onshore in the U.S.  We are pleased to select Chesapeake for this important transaction and also recognize Chesapeake for all of the joint venture transactions it has completed over the past four years that have changed the shale and Acquisition & Divestiture landscapes.”

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “We are very honored to be selected to receive this prestigious award from Oil and Gas Investor and pleased that the first of our two joint venture transactions with CNOOC will be so prominently recognized.  We greatly appreciate the investments CNOOC has made with Chesapeake in both the Eagle Ford Shale and the Powder River and DJ Basins and look forward to accelerating the development of these large domestic oil and natural gas resources.”

In 2011, Oil and Gas Investor magazine celebrates 30 years of setting the standard for energy journalism. Headquartered in Houston, Hart Energy, publisher of Oil and Gas Investor, ranks among the leading providers of news, data and analysis for the global energy industry. Its market-leading publishing and consulting expertise has been extended to online products (databases, maps) and services (web sites, market information) as well as industry conferences and exhibitions.

Chesapeake Energy Corporation is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Barnett, Haynesville, Bossier, Marcellus and Pearsall natural gas shale plays and in the Granite Wash, Cleveland, Tonkawa, Mississippian, Bone Spring, Avalon, Wolfcamp, Wolfberry, Eagle Ford, Niobrara, Three Forks/Bakken and Utica unconventional liquids plays.  The company has also vertically integrated its operations and owns substantial midstream, compression, drilling and oilfield service assets.  Chesapeake’s stock is listed on the New York Stock Exchange under the symbol CHK.  Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and press releases.

INVESTOR CONTACTS:		MEDIA CONTACTS:	CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154